EXHIBIT 23.1


                       Accountants' Consent




The Board of Directors
Cytec Industries Inc.:


We consent to the use of our reports relating to the consolidated financial statements and schedules of Cytec Industries Inc. and subsidiaries incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.




         /s/
KPMG Peat Marwick LLP

Short Hills, New Jersey
May 6, 1998